Exhibit 10.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [***].

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), entered into as of August 3, 2020 (the “Effective Date”), is entered into by and between Mirati Therapeutics, Inc., a Delaware corporation having business offices at 9393 Towne Centre Drive, Suite 200, San Diego, California 92121 (“Mirati”), and ORIC Pharmaceuticals, Inc., a Delaware corporation having business offices at 240 East Grand Ave, 2nd Floor, South San Francisco, CA, 94080 (“ORIC”).

INTRODUCTION

WHEREAS, Mirati controls certain Patent Rights, Know-How and other intellectual property rights related to PRC2;

WHEREAS, ORIC wishes to obtain from Mirati and Mirati wishes to grant to ORIC certain rights and licenses under certain Patent Rights, Know-How, and other intellectual property rights Controlled by Mirati to Develop, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Territory, subject to the terms and conditions set forth herein; and

WHEREAS, simultaneously with entering into this Agreement, the Parties are entering into a stock issuance agreement and certain related agreements (“Stock Issuance Agreement”), pursuant to which ORIC will issue to Mirati shares of common stock of ORIC on the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in this Section:

1.1. “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.2. “Affiliate” means, (a) with respect to a Party, any Person that is controlled by such Party at the time that the determination of affiliation is made and for as long as such control exists, and (b) with respect to any other Person, any Person controlling, controlled by or under common control with such first Person, at the time that the determination of affiliation is made and for as long as such control exists. For purposes of this definition, “control” means (i) direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (ii) status as a general partner in any partnership, or (iii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3. “Alternative Product” has the meaning set forth in Section 2.7(d).

1.4. “Acquisition Third Party” has the meaning set forth in Section 2.7(c).

1.5. “Acquisition Transaction” has the meaning set forth in Section 2.7(c).

1.6. “Acquisition Transaction Party” has the meaning set forth in Section 2.7(c).

1.7. “Breaching Party” has the meaning set forth in Section 12.3(a).

1.8. “Business Day” means any day, other than a Saturday or a Sunday, on which the banks in New York, New York are open for business.

1.9. “Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year; provided, however: (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter will extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

1.10. “Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2020, and for each Calendar Year thereafter each twelve (12)-month period commencing on January 1, and ending on December 31, except that the last Calendar Year will commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.

1.11. “Change of Control” means, with respect to a Party, (a) a merger, consolidation, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination or other transaction of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party (including the issuance or sale of securities for financing purposes) or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement.

1.12. “Clinical Data” means the original human subject data and case report forms (CRFs) collected or generated by or on behalf of a Party with respect to Clinical Studies of any

Licensed Compound or Licensed Product, together with all analysis, reports, and results with respect thereto.

1.13. “Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational.

1.14. “Combination Product” means any pharmaceutical preparation containing as its active ingredients both a Licensed Compound and one or more other therapeutically or prophylactically active ingredients that are not Licensed Compounds (each an “Other Component”). Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended), or any foreign counterpart.

1.15. “Commercialization”, “Commercializing” or “Commercialize” means any and all activities related to the preparation for sale of, offering for sale of, or sale of a product, including: pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, having distributed, customer service and support, and post-marketing safety surveillance and reporting of a product (including a Licensed Product), but not including Manufacturing.

1.16. “Commercialization Plan” has the meaning set forth in Section 4.2(b).

1.17. “Commercially Reasonable Efforts” [***].

1.18. “Confidential Information” means (a) all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates in connection with this Agreement, (b) “Confidential Information” (as defined in the Prior CDA) that was disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates under the Prior CDA, and (c) the terms and conditions of this Agreement which are the Confidential Information of each Party; provided, however, that Confidential Information will not include information that:

(i) has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or otherwise through no breach of this Agreement on the part of the receiving Party;

(ii) is in the receiving Party’s possession prior to disclosure by the disclosing Party hereunder, and not through a prior disclosure by the disclosing Party, without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(iii) is subsequently received by the receiving Party from a Third Party who is not known by the receiving Party to be under an obligation of confidentiality to the disclosing Party under any agreement between such Third Party and the disclosing Party or otherwise; or

(iv) is independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

provided, further, that clauses (ii) through (iv) above will not apply to the terms and conditions of this Agreement.

1.19. “Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Person or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Material, Regulatory Approval or other property right on the terms and conditions set forth in this Agreement, without breaching the terms of any agreement with a Third Party. [***].

1.20. “Controlling Party” has the meaning set forth in Section 7.3(d).

1.21. “Cover,” “Covering” or “Covered” means, when referring to a Licensed Product or Licensed Compound: (a) with respect to an issued Patent Right, that, in the absence of a license granted to a Person under an issued claim included in such Patent Right, the manufacture, use, sale, offer for sale or import by such Person of such Licensed Product or Licensed Compound would infringe such claim, or (b) with respect to an application for Patent Rights, that, in the absence of a license granted to a Person under a claim included in such application, the manufacture, use, sale, offer for sale or import by such Person of such Licensed Product or Licensed Compound would infringe such claim if such patent application were to issue as a patent.

1.22. “CSC” has the meaning set forth in Section 5.1.

1.23. “Development” or “Develop” means any and all activities related to research, non-clinical testing, pre-clinical testing, Clinical Studies, and other drug research and development activities, whether before or after Regulatory Approval, including: drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Materials, Clinical Study regulatory activities, and any other activities directed towards obtaining or maintaining Regulatory Approval of any Licensed Product. Development includes use, distribution, storage, handling, exportation and importation of the relevant compound or Licensed Product to conduct such Development activities. Development will not include Manufacturing or Commercialization activities.

1.24. “Dollars” or “US$” means United States dollars.

1.25. “Effective Date” has the meaning set forth in the preamble.

1.26. “EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto.

1.27. “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.28. “FFDCA” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, Section 301 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.29. “Field” means any and all indications and uses, including diagnostic uses.

1.30. “First Commercial Sale” means with respect to a Licensed Product in any country in the Territory, the first sale for monetary value of such Licensed Product in such country for use or consumption by the end user of such Licensed Product in such country after all Regulatory Approvals for such Licensed Product have been obtained in such country. For the avoidance of doubt, sales prior to receipt of Regulatory Approval for a Licensed Product such as so-called “treatment IND sales,” “named patient sales,” “compassionate use sales”, shall not be considered a First Commercial Sale.

1.31. “GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies as promulgated by the FDA or other Regulatory Authority in the Territory, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (d) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.32. “GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals as promulgated by the FDA or other Regulatory Authority in the Territory, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the equivalent applicable Laws in the relevant country and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold by the Party that is subject to such standards.

1.33. “GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing as promulgated by the FDA or other Regulatory Authority in the Territory, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the EudraLex guidelines, (c) the principles detailed in the applicable ICH guidelines, (d) the conduct of an inspection by a Qualified Person (as defined therein) and the execution by such Qualified Person of an appropriate certification of inspection; and (e) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.34. “Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.35. “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.36. “Indemnified Party” means a Person entitled to indemnification under ARTICLE X.

1.37. “Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE X.

1.38. “Indication” means a disease or pathological condition [***].

1.39. “Infringement” has the meaning set forth in Section 7.3(a).

1.40. “Infringement Action” has the meaning set forth in Section 7.3(b).

1.41. “Infringement Claim” has the meaning set forth in Section 7.4.

1.42. “Initiation” means, as to a Clinical Study, the date upon which [***] in such Clinical Study.

1.43. “Joint Inventions” has the meaning set forth in Section 7.1(c).

1.44. “Joint Patents” means the Patent Rights claiming the Joint Inventions.

1.45. “Know-How” means all chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, information, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.46. “Law” or “Laws” means any applicable federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, code, treaty ordinance, regulation, rule, or order of any kind whatsoever put into place under the authority of any Governmental Authority, including the FFDCA, Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules or regulations promulgated thereunder. “Law” will include the applicable regulations and guidance of the FDA and European Union (and national implementations thereof) that constitute GLP, GMP, and GCP (and, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any applicable Governmental Authority).

1.47. “Licensed Compound” means [***].

1.48. “Licensed Compound Materials” has the meaning set forth in Section 2.6.

1.49. “Licensed Know-How” means any and all Know-How that is Controlled by Mirati as of the Effective Date or at any time during the Term, in each case, that is [***] to research, Develop, Manufacture or Commercialize the Licensed Compound or Licensed Products in the Field and in the Territory. For clarity, Licensed Know-How includes Mirati Sole Inventions.

1.50. “Licensed Patents” means (a) the issued patents and pending patent applications listed in Exhibit B attached hereto, plus (i) all divisionals, continuations, continuations-in-part thereof or any other patent rights claiming priority directly or indirectly to, or common priority with, any of the issued patents or patent applications identified on Exhibit B, and (ii) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates and extensions of any of the foregoing, and all foreign counterparts thereof, and (b) any other Patent Rights Controlled by Mirati, as of the Effective Date or at any time during the Term, that (i) [***] or (ii) is [***] for the research, Manufacture, use, sale, offer for sale, importation, Development or Commercialization of any Licensed Compound or Licensed Product in the Field in the Territory.

1.51. “Licensed Product” means any pharmaceutical product containing a Licensed Compound (whether alone as the sole active pharmaceutical ingredient or as a combination with other active pharmaceutical ingredient(s)) in any form, presentation, formulation or dosage form. For clarification, Licensed Product will include any Combination Product.

1.52. “Licensed Target” means the core Polycomb Repressive Complex 2 protein (PRC2) [***].

1.53. “Licensed Technology” means collectively, Licensed Patents, Licensed Know-How, including Mirati’s interest in Joint Inventions and Joint Patents.

1.54. “Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action.

1.55. “Major European Country” means any of the United Kingdom, France, Germany, Italy or Spain.

1.56. “Manufacture” or “Manufacturing” means all activities related to the production of a Licensed Compound or Licensed Product, including the production of any of the following to the extent used in a Licensed Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: reference standard preparation, purification, formulation, scale-up, packaging, quality assurance oversight, quality control testing (including in-process release and stability testing), validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

1.57. “Mirati” has the meaning set forth in the preamble.

1.58. “Mirati Indemnified Party” has the meaning set forth in Section 10.2.

1.59. “Mirati Sole Inventions” has the meaning set forth in Section 7.1(b).

1.60. “Non-Breaching Party” has the meaning set forth in Section 12.3(a).

1.61. “ORIC” has the meaning set forth in the preamble.

1.62. “ORIC Indemnified Party” has the meaning set forth in Section 10.1.

1.63. “ORIC Patents” has the meaning set forth in Section 7.1(b).

1.64. “ORIC Sole Inventions” has the meaning set forth in Section 7.1(b).

1.65. “Other Component” has the meaning set forth in Section 1.14.

1.66. “Party” means either Mirati or ORIC; “Parties” means Mirati and ORIC, collectively.

1.67. “Patent Challenge” has the meaning set forth in Section 12.3(d)(i).

1.68. “Patent Rights” means (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, and (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

1.69. “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.70. “Phase 1 Study” means a Clinical Study of an investigational product in subjects with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies, as described in 21 C.F.R. §312.21(a), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States.

1.71. “Phase 2 Study” means a Clinical Study of an investigational product in subjects in the target patient population, with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, pharmacodynamics, and dose finding information, as described in 21 C.F.R. §312.21(b), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. §312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. §312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Study (e.g., a Phase 1 Study/ Phase 2 Study). [***].

1.72. “Phase 3 Study” means a Clinical Study of an investigational product in subjects in the target patient population, that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results sufficient to support an application submitted to obtain Regulatory Approval, as described in 21 C.F.R. §312.21(c), or a comparable Clinical Study prescribed by the relevant Regulatory Authority in a country other than the United States. [***].

1.73. “Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product, in a given country in the Territory prior to the sale of such Licensed Product in such jurisdiction in the Territory.

1.74. “Prior CDA” means the Mutual Non-Disclosure Agreement executed by the Parties as of July 24, 2019.

1.75. “Prosecute” or “Prosecution” means in relation to any Patent Rights, (a) to prepare and file patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant Governmental Authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions or other administrative challenges, (c) to secure the grant of any patents arising from such patent application, (d) to maintain in force any issued patent (including through payment of any relevant maintenance fees), and (e) to make all decisions with regard to any of the foregoing activities.

1.76. “Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product in the Field in a country(ies), excluding separate Pricing and Reimbursement Approval.

1.77. “Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, Manufacture, marketing or sale of a Licensed Product in a country.

1.78. “Regulatory Materials” means, with respect to a Licensed Product, (a) all INDs, NDAs, establishment license applications, drug master files, applications for designation as an “Orphan Product” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FFDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FFDCA (21 U.S.C. § 355(b)(4)(B) and (C)) and all other similar filings (including counterparts of any of the foregoing in any country in the Territory), (b) any applications for Regulatory Approval and other applications, filings, dossiers, or similar documents (e.g., pediatric investigation plans) submitted to a Regulatory Authority in any country for the purpose of obtaining Regulatory Approval from that Regulatory Authority, (c) all supplements and amendments to any of the foregoing, and (d) all data, including Clinical Data, and other information contained in, and Regulatory Authority correspondence relating to, any of the foregoing.

1.79. “Research & Development Plan” means the plan for the Development of the Licensed Compounds and Licensed Products in the Territory that is attached hereto as Exhibit C, as may be modified from time to time as set forth in Section 3.2.

1.80. “Rules” has the meaning set forth in Section 13.2.

1.81. “Segregate” means [***].

1.82. “Senior Officers” means the Chief Executive Officer of each Party. If the position of any of the Senior Officers identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or similar transaction that results in the elimination of the identified position, the applicable title of the Senior Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Senior Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

1.83. “Sole Inventions” has the meaning set forth in Section 7.1(b).

1.84. “Subject Regulatory Materials” has the meaning set forth in Section 12.4(a)(iii).

1.85. “Sublicense” means a grant of rights from ORIC to a Sublicensee under any of the rights licensed to ORIC by Mirati under Section 2.1.

1.86. “Sublicensee” means, with respect to ORIC, a Third Party that is granted (directly or indirectly) a sublicense by ORIC under the rights in Section 2.1 of this Agreement to (a) Develop and Commercialize or (b) Commercialize Licensed Products, or any further sublicensee of such rights (regardless of the number of tiers, layers or levels of sublicenses of such rights). [***].

1.87. “Term” has the meaning set forth in Section 12.1.

1.88. “Territory” means worldwide.

1.89. “Third Party” means any Person other than a Party or any of its Affiliates.

1.90. “Third Party Claim” has the meaning set forth in Section 10.3(a).

1.91. “Third Party Losses” means Losses resulting from an Action by a Third Party.

1.92. “Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

1.93. “United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.

1.94. “Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Licensed Patents that (i) covers the practice of the relevant Licensed Compound or Licensed Product in the relevant jurisdiction; (ii) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction; and (iii) has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer, or otherwise, or (b) a claim of a pending patent application included within the Licensed Patents that has not been cancelled, withdrawn or abandoned, or finally disallowed without possibility of appeal or refiling of such application and has not been pending for more than

[***] years from the earliest date to which the patent application containing such claim claims priority.

ARTICLE II
LICENSE GRANT; EXCLUSIVITY

Section 2.1. Exclusive License Grant. Subject to the terms and conditions of this Agreement, Mirati hereby grants to ORIC a non-transferable (except in accordance with Section 14.1), exclusive (even with respect to Mirati and its Affiliates), sublicensable (subject to Section 2.2), royalty-free right and license under the Licensed Technology, to Develop, Manufacture and Commercialize and otherwise, make, have made, use, offer for sale, sell, and import Licensed Compounds and Licensed Products in the Field and in the Territory. Notwithstanding any other provision of this Agreement, for the purposes of the license grant under this Section 2.1 with respect to any Licensed Product that is a Combination Product, in no event is a license granted hereunder with respect to any Other Component of such Combination Product.

Section 2.2. Sublicensing and Subcontracting.

(a) ORIC Right to Sublicense. Subject to the requirements of Section 2.2(b), ORIC will have the right to grant and authorize sublicenses (through multiple tiers) of the rights granted to ORIC pursuant to Section 2.1 (i) without Mirati’s prior written consent as follows: (A) to its Affiliates, (B) [***] and (C) to any Third Party contractor to enable each such Third Party contractor to perform activities for the benefit of or on behalf of ORIC or its Affiliate or Sublicensee, as the case may be and (ii) [***].

(b) Sublicense Requirements. Each Sublicense granted by ORIC to a Third Party will be in writing and will be consistent with, the terms and conditions of this Agreement. No Sublicense will diminish, reduce or eliminate any obligation of either Party under this Agreement, except to the extent satisfied by the relevant Sublicensee. ORIC shall at all times remain fully responsible for the compliance of its Sublicensees with the provisions of this Agreement expressly applicable to Sublicensees; [***]. Each Sublicense will contain a requirement that the Sublicensee comply with all applicable terms of this Agreement. ORIC shall include in each Sublicense provisions whereby, upon the termination of such Sublicense and, in each case, to the extent Controlled by the applicable Sublicensee as of the effective date of such termination, ORIC obtains the following (or rights substantially similar thereto): [***]. Except to the extent otherwise approved by Mirati (such approval not to be unreasonably withheld, conditioned or delayed), any Sublicense granted hereunder that is materially inconsistent with this Section 2.2(b) will be null and void. ORIC will provide Mirati with a copy of any sublicense agreement and each amendment thereto, in each case that contains a Sublicense, that it enters into with a Sublicensee within [***] after the execution thereof, provided that any such document [***]. Upon termination of this Agreement, at the written request of any Sublicensee that did not cause the material breach of this Agreement that resulted in such termination and which is a party to a Sublicense that was validly granted by ORIC, such Sublicense will survive the termination of this Agreement, as provided in Section 12.4.

Section 2.3. Performance by Independent Contractors. ORIC may contract or delegate any portion of its obligations hereunder to a contractor subject to the terms and condition of Section 14.8 and provided that, the contractor undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to ARTICLE VIII thereof.

Section 2.4. Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights.

All rights not expressly granted by either Party or its Affiliates to the other Party under this Agreement are reserved.

Section 2.5. Transfer of Licensed Know-How. As promptly as reasonably practicable after the Effective Date, Mirati will, and if applicable, will cause its Affiliates to, use reasonable efforts to disclose and make available to ORIC the Licensed Know-How that exists as of the Effective Date within [***] after the Effective Date, or such time as otherwise mutually agreed by the Parties; provided that if, despite exercising reasonable efforts in connection with such transfer of the Licensed Know-How, Mirati is unable to transfer (or have transferred) all of the Licensed Know-How to ORIC within such timeframe, Mirati shall continue to exercise reasonable efforts to complete the transfer of the Licensed Know-How to ORIC as soon as reasonably practicable. [***]. Following such [***] (but in no event more than an additional [***]), Mirati will, and if applicable, will cause its Affiliates to, use reasonable efforts to provide to ORIC any additional Licensed Know-How Controlled by Mirati identified by, and not previously provided to, ORIC. Mirati will use reasonable efforts to make such Licensed Know-How available in such form as ORIC reasonably requests or, if Mirati so elects, in the form such Licensed Know-How is maintained by Mirati. [***].

Section 2.6. Transfer of Licensed Compounds. Within [***] after the Effective Date, Mirati will deliver, [***] research grade Licensed Compounds as described in Schedule 2.6 (the “Licensed Compound Materials”) [***]. ORIC will only use the Licensed Compound Materials for the Development performed by or on behalf of ORIC or its Affiliate or Sublicensee for the Licensed Compounds and Licensed Products; provided that, ORIC shall not use such Licensed Compound Materials in research testing involving human subjects. The Licensed Compound Materials are experimental in nature and are provided “AS IS,” without any warranties as to merchantability or fitness for a particular purpose. ORIC further acknowledges that the Licensed Compound Materials’ properties or characteristics are not known, and ORIC agrees that ORIC will use such Licensed Compound Materials with reasonable care and will remain fully responsible for any losses or injuries incurred by it or its Affiliates or Sublicensees through use of such Licensed Compound Materials.

Section 2.7. Exclusivity and Alternative Products.

(a) Mirati Exclusivity. [***].

(b) ORIC Exclusivity. [***].

(c) Acquisition of Alternative Product Rights. In addition, notwithstanding anything to the contrary in this Agreement, in the event a Party or any of its Affiliates acquires or otherwise obtains rights to research, develop, manufacture or commercialize any Alternative Product as the result of any license, merger, acquisition, reorganization, consolidation or combination with or of a Third Party other than a Change of Control of such Party or its Affiliates (each, an “Acquisition Transaction,” the Party involved in such transaction, the “Acquisition Transaction Party” and the Third Party involved in such transaction, the “Acquisition Third Party”) and [***]. Within [***] after the closing of any Acquisition Transaction, the Acquisition Transaction Party will provide to the other Party a written notice identifying the Acquisition Third Party, describing the Acquisition Transaction in [***], in each case, to the extent permitted by the terms of the applicable Acquisition Transaction, and whether the Acquisition Transaction Party elects clause (i) or (ii) above. If the Acquisition Transaction Party elects [***].

(d) For purposes hereof, “Alternative Product” means [***].

ARTICLE III
DEVELOPMENT

Section 3.1. Development Diligence; Development Responsibilities.

(a) Development Diligence. ORIC (directly, or with or through one or more of its Affiliates, Sublicensees or contractors) will use Commercially Reasonable Efforts to Develop, and obtain and maintain Regulatory Approval of, at least one Licensed Product in each Indication set forth in the Development Plan in the United States, the Major European Countries and Japan.

(b) Development Responsibilities. Subject to the terms and conditions of this Agreement, as between the Parties, ORIC will have the sole right and responsibility, at its own expense, for managing and conducting all activities relating to the Development of the Licensed Compound and Licensed Product, including for the purpose of obtaining Regulatory Approval in the Field and in the Territory. As between the Parties, ORIC will be responsible for the day-to-day implementation of any Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement (including the Research & Development Plan), and will keep Mirati [***] as to the progress of such activities. ORIC will conduct its Development activities in good scientific manner and in compliance with applicable Law, including Laws regarding environmental, safety and industrial hygiene, and GLP, GCP, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects, in each case, to the extent applicable to a given activity.

Section 3.2. Research & Development Plan. During the Term, ORIC will use Commercially Reasonable Efforts to conduct all research and Development activities set forth in the Research & Development Plan. [***].

Section 3.3. Development Records and Reporting.

(a) Records. ORIC will maintain complete and accurate records of all work conducted by or on behalf of ORIC in furtherance of seeking Regulatory Approval for any Licensed Product in the Field in the Territory. Such records will be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with applicable Laws.

(b) Reporting. No later than [***] during the Term, ORIC will provide Mirati with [***] written reports summarizing the [***] Development activities it has performed, or caused to be performed, since the preceding report, its [***] Development activities in process, and the future material Development activities it expects to initiate in the following [***], and the status of any [***] Manufacturing activities that directly impact such Development activities. Each such report will contain sufficient detail to enable Mirati to assess ORIC’s compliance with its obligations set forth in Section 3.1(a). ORIC will respond to Mirati’s [***] questions or requests for additional information relating to such activities in a timely manner. In addition, upon Mirati’s request, [***], ORIC’s senior executives responsible for the Development of the Licensed Products will meet with Mirati’s senior executives to discuss ORIC’s or its Affiliates’ or Sublicensees’ Development of such Licensed Products.

Section 3.4. Regulatory Submissions and Approvals

(a) Regulatory Responsibilities. As between the Parties, ORIC will have the sole right and responsibility, at its sole cost and expense, for seeking and attempting to obtain Regulatory Approval for the Licensed Products in the Field in the Territory.

(b) Ownership of Regulatory Approvals. ORIC will own all Regulatory Materials, including all submissions and applications for Regulatory Approvals, for the Licensed Products in the Field in the Territory.

(c) Regulatory Cooperation. ORIC will keep Mirati [***] informed with regard to regulatory activities with respect to Licensed Products in the Field in the Territory. ORIC will provide Mirati with copies of any [***] documents or other [***] correspondence pertaining to the Development or Regulatory Approval of Licensed Products received by or submitted to Regulatory Authorities in the Territory, including any meeting minutes from [***] meetings or discussions with Regulatory Authorities pertaining to Development of the Licensed Products in the Field in the Territory, to the extent [***] by Mirati. Notwithstanding this Section 3.4(c) above, (i) with respect to any Licensed Product that is a Combination Product, the provisions of this Section 3.4(c) shall not apply with respect to any Other Component of such Combination Product, (ii) the second sentence of this Section 3.4(c) shall apply solely to the extent ORIC or its Affiliate Controls such documentation or other information and (iii) [***].

(d) Pricing and Reimbursement Approvals. As between the Parties, ORIC will have the exclusive right and responsibility to seek and attempt to obtain Pricing and Reimbursement Approvals for the Licensed Products in the Field in the Territory. ORIC will keep Mirati [***] informed with regard to any Pricing and Reimbursement Approval proceedings for the Licensed Products in the Field in the Territory.

ARTICLE IV
MANUFACTURE, SUPPLY AND COMMERCIALIZATION

Section 4.1. Manufacturing. As between the Parties, ORIC will have the sole right and responsibility, at its sole cost and expense, for Manufacturing and supplying Licensed Compounds and the Licensed Products for the Development and Commercialization of the Licensed Compounds and the Licensed Products in the Territory.

Section 4.2. Commercialization.

(a) Commercialization Diligence. Following receipt of Regulatory Approval (and, with respect to the Major European Countries, Pricing and Reimbursement Approval) for a Licensed Product in the Field in each of the United States, the Major European Countries and Japan, ORIC (directly, or with or through one or more of its Affiliates, Sublicensees or contractors) will use Commercially Reasonable Efforts to Commercialize such Licensed Product for at least [***] Indication in the Field in such country in the Territory. As between the Parties, ORIC will have the sole right and responsibility for, at its expense, and will have sole discretion with respect to, Commercializing the Licensed Products in the Field in the Territory.

(b) Commercialization Plan. [***], ORIC will prepare and deliver to Mirati for review a [***] written plan that summarizes the [***] Commercialization activities (including any [***]) to be undertaken by ORIC or its Affiliate or Sublicensees with respect to such Licensed Product in the Field in the Territory (the “Commercialization Plan”). ORIC shall consider in [***] any [***] comments provided to ORIC by Mirati on such Commercialization Plan. ORIC will provide Mirati with a copy of any [***] amendments to the Commercialization Plan. ORIC’s obligations pursuant to this Section 4.2(b) shall cease to apply if at any time during the Term, Mirati or any of its Affiliates directly or indirectly develops or commercializes any Alternative Product anywhere in the Territory.

(c) Reporting Obligations. [***], ORIC will provide Mirati with [***] written reports summarizing ORIC’s material Commercialization activities for such Licensed Product performed to date

(or updating such report for activities performed since the last such report was given hereunder, as applicable), and the future material Commercialization activities it expects to initiate in the following [***], and the status of any material Manufacturing activities that directly impact such Commercialization activities. [***].

(d) Trademarks. [***].

ARTICLE V
GOVERNANCE; COLLABORATION STEERING COMMITTEE

Section 5.1. Formation; Purposes and Principles. Within [***] after the Effective Date), Mirati and ORIC will form a collaboration steering committee (the “CSC”) to facilitate information sharing between the Parties with respect to the Development of the Licensed Products.

Section 5.2. Specific Responsibilities. In addition to its overall responsibility to facilitate information sharing between the Parties with respect to the Development activities under this Agreement, the CSC will:

(a) review and discuss proposed amendments or revisions to the Research & Development Plan; and

(b) exchange information with respect to the Development of the Licensed Products by or on behalf of ORIC in the Territory, and review and discuss ORIC’s activities and progress under the Research & Development Plan; and

(c) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement, to the extent agreed to in writing by the Parties.

Section 5.3. Membership. The CSC will be composed of a total of [***] representatives of each Party, which will be appointed by each of Mirati and ORIC, respectively. Each individual appointed by a Party as a representative to the CSC will be an employee of such Party with sufficient seniority within the applicable Party to provide meaningful input with respect to matters within the scope of the CSC’s responsibilities, and have knowledge and expertise in the Development of compounds and products similar to the Licensed Compound and Licensed Products under this Agreement. The CSC may change its size from time to time by consent of the Parties, [***] unless otherwise agreed by the Parties in writing. Each Party may replace any of its CSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party. The CSC will be chaired by [***]. The chairperson will be responsible for (a) calling and conducting meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the chairperson will include any agenda items proposed by either Party on such agenda, (c) preparing minutes of each meeting that reflect the material matters discussed and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each member of the CSC for review and approval [***] after each CSC meeting. Each CSC representative will have [***] from receipt in which to comment on and to approve or provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a representative, within such time period, does not notify the CSC chairperson that he/she does not approve of the minutes, the minutes will be deemed to have been approved by such representative. Each CSC representative will be subject to confidentiality obligations no less stringent than those in ARTICLE VIII.

Section 5.4. Meetings. The CSC will hold [***] during each Calendar Year during the Term for so long as the CSC exists, unless the Parties mutually agree in writing to a different frequency. No later than [***] prior to any meeting of the CSC (or such shorter time period as the Parties may agree), the chairperson will prepare and circulate an agenda for such meeting. The CSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture, or Commercialization of Licensed Products may be invited by the members of the CSC to attend meetings as observers; provided, however, that (a) each such representative is subject to confidentiality obligations no less stringent than those set forth in ARTICLE VIII, (b) the Party wishing any such representative to attend a CSC meeting has provided reasonable advance notice to the other Party and (c) the other Party has given its prior written approval.

Section 5.5. No Decision-Making Authority. The CSC will be purely advisory and will have no decision-making authority. For clarity, (a) the CSC is not a forum for dispute resolution and (b) each Party will retain the rights, powers and discretion granted to it hereunder, and the CSC will not be delegated or vested with any such rights, powers or discretion.

Section 5.6. Disband of CSC. Unless otherwise agreed by the Parties, upon the Initiation of the [***] for a Licensed Product, the CSC will have no further responsibilities and will disband.

ARTICLE VI
FINANCIAL PROVISIONS

Section 6.1. Equity Investment. ORIC will issue to Mirati shares of common stock of ORIC in accordance with the terms set forth in the Stock Issuance Agreement.

ARTICLE VII
INTELLECTUAL PROPERTY OWNERSHIP,
PROTECTION AND RELATED MATTERS

Section 7.1. Ownership.

(a) Subject only to the rights expressly granted to ORIC under this Agreement, and except with respect to Joint Patents and Joint Inventions, Mirati will retain all rights, title and interests in and to the Licensed Patents and Licensed Know-How.

(b) As between the Parties, [***].

(c) As between the Parties, [***].

(d) Assignment Obligation. [***].

(e) Inventorship. Inventorship for inventions made in the course of the performance of this Agreement will be determined in accordance with United States patent laws for determining inventorship.

Section 7.2. Prosecution and Maintenance of the Licensed Patents.

(a) Prosecution by ORIC. [***].

(b) Step-In Right. [***].

(c) Omitted.

(d) Cooperation in Prosecution. Each Party will, and will cause its Affiliates to, reasonably cooperate with the other Party with respect to the Prosecution of Licensed Patents and Joint Patents pursuant to this Section 7.2, including providing any necessary powers of attorney, complying with any applicable duty of candor or disclosure with a patent office and executing any other required documents or instruments for such Prosecution.

(e) Prosecution and Maintenance of ORIC Patents. As between the Parties, [***].

(f) Patent Extensions; Orange Book Listings; Patent Certifications.

(i) Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, [***].

(ii) Data Exclusivity and Orange Book Listings. With respect to data exclusivity periods (such as those periods listed in the Orange Book (including any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all equivalents in any country), [***].

(iii) Notification of Patent Certification. [***].

Section 7.3. Third Party Infringement.

(a) Notice. Each Party will promptly notify the other in writing of any (i) apparent, threatened or actual infringement by a Third Party of any Licensed Patent or Joint Patent, or (ii) unauthorized use or misappropriation of any Licensed Know-How, in each case ((i) and (ii)), by a Third Party (each, an “Infringement”) of which it becomes aware. Each Party will provide the other Party with all evidence in such Party’s possession or control with respect to such Infringement.

(b) [***].

(c) [***].

(d) Cooperation. In any Infringement Action brought under or with respect to the Licensed Patents or Joint Patents pursuant to Section 7.3(b) and Section 7.3(c), each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Patents and Joint Patents and will join such suit as a party, if requested by the other Party. [***].

(e) Expenses. Subject to Section 7.3(f), each Party will be solely responsible for all of its expenses arising from an Infringement Action. For the avoidance of doubt, the Controlling Party will not be responsible for the other Party’s internal expenses (e.g., FTEs) incurred as a result of the other Party’s cooperation with the enforcement Action as provided in this Section 7.3. The non-Controlling Party with respect to an Infringement Action will be entitled to participate in such Infringement Action with separate representation in such matter by counsel of its own choice and at its own expense, but such Party will at all times cooperate fully with the Party bringing such Action.

(f) Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Infringement Action with respect to the Licensed Patents or Joint Patents will, after reimbursing the Parties for their reasonable expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), be split as follows: [***].

Section 7.4. Claimed Infringement. Each Party will promptly notify the other Party if a Third Party brings any Action against either of them alleging patent infringement by ORIC or Mirati or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product (any such Action, an “Infringement Claim”) in the Territory and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. [***].

Section 7.5. [***].

Section 7.6. Patent Marking. ORIC will mark, and will cause all of its Affiliates and Sublicensees to mark, Licensed Products with all Licensed Patents in accordance with applicable Law, which marking obligation will continue to the extent and for as long as required under applicable Law.

Section 7.7. New Technology. [***].

ARTICLE VIII
CONFIDENTIALITY AND PUBLICITY

Section 8.1. Confidential Information.

(a) Confidentiality Obligation. During the Term and for a period of [***] after any termination or expiration of this Agreement, each Party agrees to, and will cause its Affiliates, Sublicensees and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement or as otherwise permitted in this Agreement, any Confidential Information of the other Party, without the prior written consent of such disclosing Party.

(b) Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, advisors and Sublicensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, in each case on a need to know basis and provided that any such individual is subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 8.1; provided, however, that each Party will remain responsible for any failure by its Affiliates and Sublicensees, and its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under this Section 8.1 as if such Affiliates, employees, consultants, advisors and Sublicensees were parties directly bound to the requirements of this Section 8.1.

(c) Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (i) under appropriate written confidentiality and non-use obligations no less stringent than those in this Agreement (but of duration customary in confidentiality agreements entered into for a similar purpose), to its Affiliates, bona fide potential or actual collaborators, licensors, Sublicensees, licensees, or strategic partners and to employees, directors, agents, consultants, and advisers of any other Third Parties, (ii) to its financial advisors, attorneys and accountants, bona fide actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis, in each case under appropriate confidentiality and non-use obligations (which may include professional ethical obligations) no less stringent than those in this Agreement (but of duration customary in confidentiality agreements entered into for a similar purpose);

provided, however, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 8.1 as if such individuals were parties directly bound to the requirements of this Section 8.1, (iii) as required by any court or other governmental body or as otherwise required by applicable Laws (including any such disclosures as are required by the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity); provided, that, notice is promptly given to the other Party and the receiving Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information or (iv) [***]. Notwithstanding anything to the contrary contained in this ARTICLE VIII, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the confidentiality and non-use provisions of this Section 8.1. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or equivalent foreign agency in a country other than the United States, then such Party will, a reasonable time (and in no event less than [***]) prior to any such filing, provide the other Party with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use Commercially Reasonable Efforts to have terms identified by such other Party afforded confidential treatment by the applicable agency.

(d) Secrecy of Licensed Know-How. Without limiting the generality of Section 8.1(a), during the Term each Party will protect, and will cause its Affiliates and its Sublicensees and its and their respective officers, directors, employees, and agents to protect, the secrecy and confidentiality of the Licensed Know-How and unpublished Licensed Patents using at least the same degree of care as it uses to prevent the disclosure of its own other confidential information of like importance and in any event a reasonable duty of care.

Section 8.2. Publicity. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding any Licensed Product in the Field in the Territory, and each Party may make such disclosures from time to time, subject to the terms and conditions of this Agreement, including this Section 8.2. Such disclosures may include significant events in the Development process with respect to Licensed Products, or Commercialization activities with respect to Licensed Products.

(a) Except for disclosures permitted in accordance with Section 8.1, whenever either Party elects to make any public disclosure regarding this Agreement, including significant events in the Development or Commercialization of the Licensed Products in the Territory, it will first notify the other Party of such planned press release or public announcement and provide a draft for review no less than [***] in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Laws, with as much advance notice as possible under the circumstances if it is not possible to provide notice at least [***] in advance). Each Party will have the right to review and comment on any such planned press release or public announcement proposed by the other Party with respect to Licensed Products in the Territory, or that includes Confidential Information of the other Party; provided, however, that (A) the reviewing Party will [***], if any, as soon as reasonably possible; (B) the Party desiring to make such public disclosure will [***] and, if requested, remove the reviewing Party’s Confidential Information from such public disclosure; and (C) a Party desiring to make such public disclosure may issue such press release or public announcement without such prior review by the other Party if (1) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (2) such press release or public announcement is consistent with the previously issued press release or other publicly available information; and provided, further, that the other Party will have the right to review, but not approve, any press release or public announcement that the proposing Party determines is required by applicable Laws based on the advice of counsel, which public disclosures are subject to Section 8.2(b). The Party reviewing a press release provided under this Section 8.2(a) will review such press release and provide comments, if any, within [***] after its receipt thereof.

(b) The principles to be observed in such disclosures will include accuracy, compliance with applicable Laws and regulatory guidance documents, reasonable sensitivity to potential negative reactions of Regulatory Authorities, the desirability to obtain Patent Rights where applicable and the need to keep investors informed regarding the business of the Party making such public disclosure. Nothing in this Section 8.2 will restrict a Party from making a disclosure required by Laws as reasonably determined by such Party’s counsel, including disclosures required by any Laws relating to the public sale of securities (as provided in Section 8.1(c)); provided, however, that such disclosure will not include more than the minimum amount of Confidential Information required by such applicable Laws, and the Parties will use reasonable efforts to seek confidential treatment of Confidential Information to be included in such disclosures.

(c) In the event that ORIC proposes to publish or present the results of Development or Commercialization carried out on a Licensed Product, including any oral presentation or abstract, that contains Clinical Data or other results of a Clinical Study of a Licensed Product, such publication or presentation will be subject to the prior review by Mirati for [***] and protection of Mirati’s Confidential Information. ORIC will provide to Mirati the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development or Commercialization of Licensed Products during the Term. Mirati may respond in writing promptly and in no event later than [***] after receipt of the proposed material with a request to remove from such proposed publication any Confidential Information of Mirati, a request [***]. In the event of any such reasonable request, ORIC agrees [***], and ORIC will remove from such proposed publication any Confidential Information of Mirati as requested by Mirati. [***]. Notwithstanding the foregoing, neither Mirati nor any of its Affiliates shall have the right to publish, publicly present, or otherwise publicly disclose information or data relating to any Licensed Compound or Licensed Product, including any information or data included in the Licensed Know-How, unless ORIC consents to such publication, public presentation or other public disclosure.

(c) All publications made by ORIC relating to any Licensed Compound or Licensed Product will be prepared, presented, and published in accordance with pharmaceutical industry accepted guidelines..

Section 8.3. Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this ARTICLE VIII. In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE VIII.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 9.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b) Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

(c) Consents. Except for any Regulatory Approvals, Regulatory Materials, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

(d) No Conflict. [***]. The performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws applicable to such Party, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (iii) [***].

(e) Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

Section 9.2. Additional Representations, Warranties and Covenants of Mirati. Mirati represents, warrants and covenants to ORIC that, as of the Effective Date:

(a) Licensed Patents. All Patent Rights Controlled by Mirati as of the Effective date that [***].

(b) Licensed Compounds. [***].

(c) Ownership of Licensed Patents. Mirati is the sole and exclusive owner of the entire right, title and interest in and to each of the Licensed Patents. Each of the Licensed Patents and each element of the Licensed Know-How is, as of the Effective Date, free and clear of any claims, liens, charges or encumbrances and Mirati shall not permit the Licensed Technology to be encumbered by any claims, liens, claims, charges or other encumbrances of any kind during the term of the Agreement. Mirati is not aware of any facts that would affect Mirati’s ownership of any of the Licensed Patents, or the patentability or enforceability of any claims in any of the Licensed Patents.

(d) Prosecution of Licensed Patents. All Licensed Patents have been Prosecuted in the respective patent offices in good faith and in accordance with applicable Laws.

(e) Third Party Challenges. There are no Actions, claims, judgments, or settlements against Mirati or any of its Affiliates relating to the Licensed Patents or the Licensed Know-How, or amounts payable with respect thereto. No claim or litigation has been received by Mirati or its Affiliates or, to Mirati’s knowledge, threatened by any Person (i) alleging that the Licensed Patents are invalid or unenforceable, (ii) challenging Mirati’s ownership of the Licensed Technology (i.e., alleging that a Third Party has a right or interest in or to the Licensed Technology) or the inventorship of any of the Licensed Patents or (iii) alleging infringement of the Patent Rights or misappropriation of the Know-How of any Third Party in connection with the discovery, Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products by or on behalf of or under the authority of Mirati or any of its Affiliates prior to the Effective Date.

(f) Non-Infringement of Third Party IP. To Mirati’s [***], the Development or Manufacture of the Licensed Products, as conducted by Mirati or its Affiliates or its or their respective licensees prior to the Effective Date did not infringe any Patent Right (in the case of pending Patent Rights, evaluating them as if issued) or misappropriate or otherwise violate or misappropriate any Know-How or other intellectual property right of any Person. No written claim of Infringement or other violation of any intellectual property right of any Third Party has been received by Mirati, or, to Mirati’s [***], threatened, against Mirati or any of its Affiliates in connection with the discovery, Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products.

(g) Absence of Litigation. There are no (and there have not been any) Actions, judgments or settlements against or owed by Mirati or its Affiliates or to Mirati’s knowledge, its or their respective licensees, or pending litigation against Mirati or its Affiliates or to Mirati’s knowledge, its or their respective licensees, or to Mirati’s knowledge litigation threatened against Mirati or its Affiliates or its or their respective licensees, in each case, related to any Licensed Compound, Licensed Product or Licensed-Know-How, including any such litigation relating to any Regulatory Materials or Regulatory Approvals Controlled by Mirati, its Affiliates or its licensees as of the Effective Date.

(h) Third Party Infringement. Mirati is not aware of any infringement of any Licensed Patent or misappropriation of any Licensed Know-How by any Third Party nor has Mirati received any written notice regarding such infringement or misappropriation. There are no (and there have not been any) Actions asserted by Mirati or its Affiliates or to Mirati’s knowledge, its or their respective licensees and Mirati has not provided notice to any Third Party alleging the infringement of any Licensed Patent or misappropriation of any Licensed Know-How.

(i) Invention Assignments. All employees, consultants and Third-Party contractors of Mirati or any of its Affiliates performing activities relating to the Licensed Compounds or Licensed Products, or otherwise involved in the generation of the Licensed Know-How or any inventions covered by the Licensed Patents, have assigned and have executed an agreement assigning its entire right, title, and interest in and to such inventions and other information, data, materials, know-how and other subject matter, whether or not patentable, and all intellectual property rights in and to the foregoing, to Mirati as the sole owner thereof.

(j) Inventors. Each of the Licensed Patents names the true and correct inventors. Each Person who has or has had any ownership rights in or to any Licensed Patents has executed a written and enforceable assignment document assigning their entire right, title and interest in and to such Patent Right to Mirati (“Patent Assignment Documents”), and all such Patent Assignment Documents relating to any United States patent or patent application within such Patent Rights have been duly recorded at the United States Patent and Trademark Office. Mirati has provided to ORIC true and correct copies of all such Patent Assignment Documents.

(k) Government Funding. None of the inventions claimed or covered by the Licensed Patents (i) were conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof; (ii) is a “subject invention” as that term is described in 35 U.S.C. §201(e); (iii) is otherwise subject to the provisions of 35 U.S.C. §§200-212, as amended, or any regulations promulgated pursuant thereto; and (iv) are the subject of any licenses, options or other rights of any Governmental Authority, within or outside the United States.

(l) Compliance. Mirati has conducted, and to Mirati’s [***], its contractors and consultants have conducted, all its Development activities relating to the Licensed Compound or Licensed Product(s) in accordance with applicable Laws.

Section 9.3. Additional Representations, Warranties and Covenants of ORIC. ORIC represents, warrants and covenants to Mirati that, as of the Effective Date:

(a) ORIC will and will use reasonable efforts to cause its Affiliates and Sublicensees to, comply in all material respects with all applicable Laws in exercising their rights and fulfilling their obligations under this Agreement.

(b) Without limiting the generality of Section 9.3(a), ORIC will conduct its Development, and Commercialization activities relating to the Licensed Compound or Licensed Product(s) in accordance with applicable Laws, and will use reasonable efforts to cause all permitted collaborators and Sublicensees hereunder to comply with such applicable Laws.

(c) ORIC is solvent and has the ability to perform all of its obligations due as of the Effective Date.

(d) Without limiting the generality of Section 9.3(a), ORIC will comply with all applicable Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act, and the UK Bribery Act, in each case, in connection with the activities conducted pursuant to this Agreement. In any agreement entered into after the Effective Date, ORIC will [***] to require any contractors, subcontractors, Sublicensees, or other Persons that provide services to ORIC in connection with this Agreement to comply with ORIC’s obligations under this Section 9.3(d).

Section 9.4. No Debarment. Each Party represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement has ever been, or is currently: (a) debarred under 21 U.S.C. § 335a or by any Regulatory Authority; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party.

Section 9.5. No Conflicts. Mirati will not, during the term of this Agreement, grant any rights in the Licensed Technology that conflict or are inconsistent with the rights granted to ORIC under this Agreement or that would otherwise prevent ORIC from exercising its rights or performing its obligations under this Agreement on an exclusive basis.

Section 9.6. No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE IX, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY WITH RESPECT TO THE LICENSED PRODUCT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X
INDEMNIFICATION; DAMAGES

Section 10.1. Indemnification by Mirati. Mirati will defend, indemnify and hold harmless ORIC, its Affiliates and their respective directors, officers, employees and agents (each, an “ORIC Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any ORIC Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Mirati in this Agreement, or any breach by Mirati of any obligation, covenant or agreement in this Agreement; (b) the gross negligence or intentional misconduct of, or violation of Laws by, Mirati or any of its Affiliates, sublicensees, or contractors, or any of their respective directors, officers, employees and agents, in performing Mirati’s obligations or exercising Mirati’s rights under this Agreement; (c) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, the Licensed Compound or any Licensed Products by or under the authority of Mirati or any of its Affiliates, sublicensees, subcontractors, agents and consultants or contractors; or (d) Mirati’s (or its Affiliates’ or sublicensees’) use or practice of the Licensed Technology; provided, however, that Mirati’s obligations pursuant to this Section 10.1 will not apply to the extent such Third Party Losses result from any act or omission for which ORIC has an obligation to indemnify Mirati pursuant to Section 10.2.

Section 10.2. Indemnification by ORIC. ORIC will defend, indemnify and hold harmless Mirati, its Affiliates and their respective directors, officers, employees and agents (each, a “Mirati Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Mirati Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by ORIC in this Agreement, or any breach by ORIC of any obligation, covenant or agreement in this Agreement, (b) the gross negligence or intentional misconduct of, or violation of Laws by, ORIC, any of its Affiliates, Sublicensees or contractors, or any of their respective directors, officers, employees and agents, in performing ORIC’s obligations or exercising ORIC’s rights under this Agreement, (c) the Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, Manufacture, labeling, handling or storage, or use of, or exposure to, the Licensed Compound or any Licensed Products by or under the authority of ORIC or any of its Affiliates, Sublicensees, subcontractors, agents and consultants or contractors; or (d) ORIC’s (or its Affiliates’ or Sublicensees’) use or practice of the Licensed Technology; provided, however, that ORIC’s obligations pursuant to this Section 10.2 will not apply to the extent such Third Party Losses result from any act or omission for which Mirati has an obligation to indemnify ORIC pursuant to Section 10.1.

Section 10.3. Claims for Indemnification.

(a) Notice. An Indemnified Party entitled to indemnification under Section 10.1 or Section 10.2 will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3(a) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

(b) Defense. Within thirty (30) days after delivery of a notice of any Third Party Claim in accordance with Section 10.3(a), the Indemnifying Party may, upon written notice thereof to the Indemnified Party and subject to the terms of Section 7.4, assume sole control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense (with counsel reasonably selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party. The Party not controlling such defense may participate therein at its own expense with counsel of its choosing.

(c) Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim as reasonably requested by such Party, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

(d) Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, conditioned or delayed (unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party (in which case, (i) through (iii), the Indemnified Party may withhold its consent to such settlement [***])), agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party (other than a monetary obligation on the Indemnifying Party).

(e) Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this ARTICLE X. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Section 10.4. Insurance. During the Term and [***], ORIC, at its own expense, will maintain liability insurance in an amount consistent with industry standards, but in no event will such insurance be in an amount less than [***] per occurrence/ [***] annual aggregate. In addition, commencing with the First Commercial Sale of a Licensed Product and continuing while such Licensed Product is being Commercialized hereunder and for a period of at least [***] thereafter, ORIC will maintain product liability insurance in an amount not less than [***] per occurrence and annual aggregate. ORIC will maintain clinical trial insurance in compliance with Law in each jurisdiction in which a Clinical Study of a Licensed Product is conducted. ORIC will provide a certificate of insurance evidencing such coverage to Mirati upon its written request, and [***]. ORIC will notify Mirati [***] in advance of cancelation of any such insurance. For clarity, ORIC may self-insure, in whole or in part, the insurance requirements described in this Section 10.4 above.

ARTICLE XI
LIMITATION OF LIABILITY

Section 11.1. No Consequential or Punitive Damages. [***], NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT,

NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

Section 11.2. [***].

ARTICLE XII
TERM AND TERMINATION

Section 12.1. Term. Unless terminated earlier in accordance with this ARTICLE XII, this Agreement will become effective as of the Effective Date and will continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (a) the expiration of the last-to-expire Licensed Patent that contains a Valid Claim that Covers such Licensed Product or the Licensed Compound contained in such Licensed Product in such country or (b) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “Term”).

Section 12.2. Paid-Up License Upon End of Term. Upon the expiration of the Term with respect to a given Licensed Product in a given country in the Territory, the licenses and rights of reference granted to ORIC pursuant to Section 2.1 will survive and become perpetual, irrevocable and fully paid-up, and will remain royalty free, with respect to such Licensed Product (and the Licensed Compound(s) included therein) in such country.

Section 12.3. Early Termination.

(a) Termination for Material Breach. Upon (i) any material breach of this Agreement by Mirati or (ii) any material breach of this Agreement by ORIC (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety by providing ninety (90) days’ written notice to the Breaching Party, which notice will, in each case (A) expressly reference this Section 12.3(a), (B) reasonably describe the alleged breach which is the basis of such termination, and (C) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. Subject to Section 13.2, the termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, however, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to Licensed Products.

(b) Termination by ORIC for Convenience. ORIC will have the right to terminate this Agreement in its entirety for convenience, without cause, and for any or no reason (a) on not less than upon ninety (90) day’s prior written notice to Mirati if such notice is provided prior to ORIC’s receipt of the first Regulatory Approval for a Licensed Product, and (b) on not less than six (6) months’ prior written notice to Mirati if such notice is provided following ORIC’s receipt of the first Regulatory Approval for a Licensed Product.

(c) Termination for Bankruptcy. This Agreement may be terminated, to the extent permitted by applicable Laws, by either Party upon written notice to the other Party in the event of such other Party’s filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets of such other Party for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding such right to terminate will only become effective if the Party subject to such proceeding consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(d) Patent Challenge.

(i) Mirati has the right to terminate this Agreement upon written notice to ORIC in the event that ORIC or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patent (a “Patent Challenge”); provided that this Section 12.3(d) will not apply to (and Mirati will not have the right to terminate this Agreement under this Section 12.3(d) for) any Patent Challenge if (i) such Patent Challenge is first made by ORIC or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by Mirati under the applicable Patent Rights, (ii) the applicable Patent Challenge is permanently dismissed or withdrawn within ninety (90) days after Mirati’s notice to ORIC under this Section 12.3(d) or (iii) with respect to any Patent Challenge by a Sublicensee, ORIC (A) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which the challenging party does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (B) terminates such Sublicensee’s sublicense to the Patent Rights being challenged by the Sublicensee, in each case, within ninety (90) days of Mirati’s notice to ORIC under this Section 12.3(d).

(ii) ORIC acknowledges and agrees that this Section 12.3(d) is reasonable, valid and necessary for the adequate protection of Mirati’s interest in and to the Licensed Patents, and that Mirati would not have granted to ORIC the licenses under those Licensed Patents, without this Section 12.3(d). Mirati will have the right, at any time in its sole discretion, to strike this Section 12.3(d) from this Agreement, and Mirati will have no liability whatsoever as a result of the presence or absence of this this Section 12.3(d).

(e) Termination for Cessation of Development. Without prejudice to any other remedies available to it at law or in equity (including for any breach of the terms hereof), if (a) ORIC does not conduct, or cause to be conducted, or otherwise ceases or abandons all Development activities with respect to all Licensed Compounds and Licensed Products for a period of [***] at any time during the Term or (b) ORIC has not commenced any [***] Development activities with respect to any Licensed Compound or Licensed Product on or after the [***] of the Effective Date, then, in each case ((a) and (b)), Mirati will have the right to terminate this Agreement in its entirety with 90 days’ written notice to ORIC, unless within such 90 day period ORIC provides to Mirati suitable documentation evidencing that ORIC has resumed (if such termination is pursuant to clause (a)), or commenced (if such termination is pursuant to clause (b)), material Development activities with respect to any Licensed Compound or Licensed Product.

Section 12.4. Effects of Termination. All of the following effects of termination (but not expiration) are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and will not be construed to limit any such rights or remedies.

(a) Effects of Termination by Mirati for Cause or by ORIC for Convenience. Upon termination of this Agreement in its entirety by Mirati pursuant to Section 12.3(a), Section 12.3(c), Section 12.3(d) or Section 12.3(e), or by ORIC pursuant to Section 12.3(b), this Section 12.4(a) shall apply.

(i) Reversion of Rights. All rights granted to ORIC under the Licensed Technology pursuant to Section 2.1 shall terminate; provided that, notwithstanding such termination, any sublicense granted to a Sublicensee in accordance with Section 2.2 prior to the effective date of termination of this Agreement shall survive if the relevant Sublicensee or Affiliate agrees in writing to be bound by the applicable terms of this Agreement (in which event, such Person will be deemed a direct licensee of Mirati). Subject to any such surviving sublicense and the terms of this Section 12.4(a), Mirati will have the right, in its sole discretion, to Develop, Manufacture and Commercialize the Licensed Compounds and Licensed

Products. For the avoidance of doubt, the duties and obligations of Mirati with respect to any surviving Sublicense will not be greater than the duties and obligations of Mirati under this Agreement.

(ii) Winding Down of Activities. If there are any on-going Development or Commercialization activities being conducted by or on behalf of ORIC at termination of this Agreement, the Parties will negotiate in good faith and adopt a plan to (A) wind-down such activities in an orderly fashion or (B) at Mirati’s election, promptly transition such activities from ORIC to Mirati or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Studies of the Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable Laws.

(iii) Assignment of Regulatory Materials. ORIC will and hereby does, and will cause its Affiliates to, effective as of the effective date of termination, assign to Mirati all of its rights, title, and interests in and to all Regulatory Materials, filings for Pricing and Reimbursement Approval, Regulatory Approvals, Clinical Data and other material documentation, in each case, (A) as in existence as of such date, (B) to the extent allowed under applicable Law, and (C) to the extent pertaining to a Licensed Compound or Licensed Product, as such Licensed Compound or Licensed Product exists at such time (“Subject Regulatory Materials”). To the extent assignment pursuant to the preceding sentence is delayed or is not permitted by the applicable Regulatory Authority, ORIC will and hereby does, and will cause its Affiliates to, effective as of the effective date of termination, grant to Mirati an exclusive and irrevocable right of access and right of reference to such Subject Regulatory Materials. ORIC will, and will cause its Affiliates to, take all reasonable steps necessary to transfer ownership of all such Subject Regulatory Materials to Mirati, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Mirati) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Approval within the Subject Regulatory Materials, and will reasonably cooperate with Mirati to make the benefits of such Subject Regulatory Materials available to Mirati or its designee(s).

(iv) Assignment of Patent Rights related to Licensed Compounds. ORIC will and hereby does, effective as of the effective date of termination, assign to Mirati all of ORIC’s rights, title and interests in and to all ORIC Patents in existence as of such date and containing claims that recite as a claim element a Licensed Compound by chemical structure, generically or specifically, or by chemical name (including any claimed polymorph or salt of a Licensed Compound).

(v) License Grant to Mirati. Effective as of the effective date of termination of this Agreement, ORIC hereby grants, and will cause its Affiliates to grant, to Mirati a royalty-free, fully-paid up, worldwide, irrevocable, perpetual, non-transferable (except in accordance with Section 14.1), exclusive (even as to ORIC or its Affiliates) license and right of reference, [***], under (i) ORIC’s rights in and to any and all ORIC Sole Inventions, Joint Inventions, Joint Patents and ORIC Patents in existence as of the effective date of termination that are not assigned to Mirati pursuant to Section 12.4(a)(iv), (ii) any Patent Rights and Know-How Controlled by ORIC or its Affiliates as of the effective date of termination that are [***], the Development, Manufacture or Commercialization of the Licensed Products in the Territory, in each case ((i) and (ii)), [***] Mirati to Develop, Manufacture, Commercialize and otherwise, make, have made, use, offer for sale, sell, and import Licensed Compounds and Licensed Products, as each such Licensed Compound or Licensed Product exists at such time, for any and all Indications and uses, including diagnostic uses, in the Territory. Notwithstanding the terms of this Section 12.4(a) above, with respect to any such Patent Rights and Know-How that is Controlled by ORIC or its Affiliates as of the effective date of termination of this Agreement pursuant to an agreement with a Third Party, the rights and licenses granted to Mirati under this Section 12.4(a) shall be subject to (A) the terms of such agreement and (B) Mirati promptly paying all amounts due under any such agreement as a result of the grant to Mirati, or Mirati’s exercise, of the rights granted thereunder. In the event ORIC or its Affiliate desires to terminate or modify any such agreement in a manner that would adversely affect Mirati’s exercise of the rights granted thereunder, ORIC shall promptly notify Mirati in writing and use reasonable efforts to [***].

(vi) Inventory. Upon termination of this Agreement, Mirati will have the right, but not the obligation, to purchase all of ORIC and its Affiliates’ remaining inventory of Licensed Compounds and Licensed Products held as of the effective date of termination of this Agreement at a price equal to ORIC’s [***].

(vii) Trademarks. Effective as of the date of termination, ORIC will assign to Mirati all of ORIC’s worldwide right, title and interest in and to any Trademarks that is specific to and solely used for any Licensed Products (it being understood that the foregoing will not include any Trademarks that contain the corporate or business name(s) or logo(s) of ORIC or any of its Affiliates or Sublicensees).

(viii) Third Party Agreements. Upon Mirati’s request, ORIC agrees to [***] with Mirati with respect to the assignment and transfer to Mirati of ORIC’s right, title and interest in and to any agreements between ORIC or any of its Affiliates and Third Parties that relate solely to the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product (including any Third Party licenses or sublicenses). For any such agreement that does not relate solely to the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products, ORIC will [***] to Mirati the benefits of such agreement.

(ix) Further Assistance. ORIC will execute all documents as may be reasonably requested by Mirati to the extent reasonably necessary in order to give effect to this Section 12.4(a). The Parties [***] incurred by ORIC in performing its obligations pursuant to this Section 12.4(a) such that Mirati bears [***] of such costs and ORIC bears [***] of such costs; provided that, in the event this Agreement is terminated by Mirati pursuant to Section 12.3(a), Section 12.3(c), Section 12.3(d) or Section 12.3(e), ORIC [***]. Notwithstanding any other provision of this Agreement, for the purposes of the rights and licenses granted to Mirati under this Section 12.4(a) with respect to any Licensed Product that is a Combination Product, in no event is any right or license granted hereunder with respect to any Other Component of such Combination Product.

(x) Patent Information. ORIC, if requested in writing by Mirati, will provide any and all (i) material correspondence with the relevant patent offices pertaining to ORIC’s Prosecution of the Licensed Patents, Joint Patents and ORIC Patents to the extent within ORIC’s possession and control and not previously provided to Mirati during the course of the Agreement and (ii) a report detailing the status of all Licensed Patents, Joint Patents and ORIC Patents at the time of termination or expiration.

(xi) Return of Confidential Information. Within thirty (30) days after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and cause its Affiliates to (i) destroy all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (ii) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct; provided, however, that, in any event, (A) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; (B) each Party may retain one copy of the Confidential Information of the other Party in its secure legal archives solely for purposes of monitoring compliance with its continuing obligations hereunder and (C) neither Party shall be required to transfer or destroy any electronically stored Confidential Information made as a matter of the receiving Party’s routine information technology backup.

(b) Cooperation. Each Party will use reasonable efforts to cause its Affiliates, Sublicensees and contractors to comply with the obligations in this Section 12.4.

Section 12.5. Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

Section 12.6. Survival. Section 2.4, Section 7.1, Section 7.5, Section 8.1, Section 8.3, Section 9.6, Section 10.1, Section 10.2, Section 10.3, Section 10.4, Section 12.2, Section 12.4, Section 12.5 and this Section 12.6 and Articles 11, 13 and 14 will survive any expiration or termination of this Agreement in its entirety for any reason. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE I, will survive to the extent required. Except as otherwise expressly provided in this Agreement, including this Section 12.6, all rights and obligations of the Parties under this Agreement will terminate upon expiration or termination of this Agreement in its entirety for any reason.

ARTICLE XIII
DISPUTE RESOLUTION

Section 13.1. Dispute Resolution; Escalation. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the Senior Officers for resolution and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within fifteen (15) Business Days after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then either Party may submit the dispute for final resolution by [***].in accordance with Section 13.2.

Section 13.2. [***].

Section 13.3. [***].

ARTICLE XIV
MISCELLANEOUS

Section 14.1. Assignment; Successors.

(a) Assignment.

(i) General. This Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (A) [***] or (B) [***]. Any assignment in violation of this Section 14.1(a)(i) will be null and void.

(b) Successors. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.1(b) will be null, void and of no legal effect.

(c) Change of Control of a Party. [***].

Section 14.2. Choice of Laws. This Agreement will be governed by and interpreted under the Laws of the State of [***], without regard to the conflicts of law principles thereof. Any dispute, controversy or claim of any kind whatsoever arising out of or in connection with this Agreement will be resolved exclusively in accordance with Section 13.2; provided, however, that all questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 7.1(e) and (b) the construction or effect of Patent Rights will be determined in accordance with the Laws of the country or other jurisdiction in which the particular patent within such Patent Rights has been filed or granted, as the case may be. Any communication or proceedings resulting from disputes under this Agreement will be in English language. The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods (1980).

Section 14.3. Notices. Any notice or report required or permitted to be given or made under this Agreement by one Party to the other will be in writing and will be deemed to have been delivered (a) upon personal delivery (upon written confirmation of receipt), (b) when received by the addressee, if sent by a reputable internationally recognized overnight courier that maintains records of delivery, or registered or certified mail, postage prepaid, return receipt requested and (c) in the case of notices provided by telecopy (which notice will be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default under this Agreement), upon completion of transmission, with transmission confirmed, to the addressee’s facsimile machine, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by a Party to the other as provided in this Section 14.3). This Section 14.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Mirati:	Mirati Therapeutics, Inc. 9393 Towne Centre Drive, Suite 200 San Diego, California 92121 [***]
With copies to:	Mirati Therapeutics, Inc. 9393 Towne Centre Drive, Suite 200 San Diego, California 92121 [***]
If to ORIC:	ORIC Pharmaceuticals, Inc. 240 East Grand Ave, 2nd Floor South San Francisco, CA, 94080 [***]

With copies to:	Wilson Sonsini Goodrich & Rosati PC 650 Page Mill Road Palo Alto, California 94304-1050 Attn: Kenneth A. Clark, Esq.

Section 14.4. Severability. In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will not render any other provision of this Agreement invalid or unenforceable, and all other provisions will remain in full force and effect and will be enforceable, unless the provisions that have been found to be invalid or unenforceable will substantially affect the remaining rights or obligations granted or undertaken by either Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

Section 14.5. Integration. This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Prior CDA (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). In the event of a conflict between the Research & Development Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

Section 14.6. Waivers and Amendments. The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The exercise by any Party of any right or election under the terms or covenants herein will not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

Section 14.7. Independent Contractors; No Agency. Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes, except as otherwise required by applicable Law.

Section 14.8. Affiliates, Sublicensees, and Contractors. To the extent that this Agreement expressly imposes obligations on Affiliates, Sublicensees or contractors of a Party, such Party will require its Affiliates and its Sublicensees and contractors to perform such obligations, as applicable. Either Party may use one or more of its Affiliates, Sublicensees or contractors to perform its obligations and duties or exercise its rights under this Agreement, solely to the extent permitted and as specified in this Agreement; provided, however, that (a) each such Affiliate, Sublicensee or contractor will perform any such obligations delegated to it in compliance with the applicable terms and conditions of this Agreement as if such Affiliate, Sublicensee or contractor were a party hereto, (b) the performance of any obligations of a Party’s by its Affiliates, Sublicensees or contractors will not diminish, reduce or eliminate any obligation of such Party under this Agreement, except to the extent satisfied by such Affiliate, Sublicensee or contractor and (c) subject to such Party’s assignment to an [***] pursuant to Section 14.1, such Party will remain liable under this Agreement for the prompt performance of all of its obligations under this Agreement. Subject to this Section 14.8, if a Party exercises its rights and performs its obligations under this Agreement through one or more of its Affiliates, “Mirati” will be interpreted to mean “Mirati or its Affiliates” and “ORIC” will be interpreted to mean “ORIC or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to such Party in this Agreement and the ability to perform its obligations under this Agreement.

Section 14.9. No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Third Party. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

Section 14.10. Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement. Neither Party will be required (but, for clarity, will have the right as specified in this Agreement) to terminate this Agreement due to a breach of this Agreement by the other Party.

Section 14.11. Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Exhibit means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular “Laws” mean such Laws as in effect as of the relevant time, including all rules and regulations. thereunder and any successor Laws in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365 day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders; (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (q) neither Party or its Affiliates will be deemed to be acting “on behalf of” or “under the authority of” the other Party under this Agreement, except to the extent expressly otherwise provided; (r) provisions that require that a Party hereunder “agree”, “consent” or “approve” will be deemed to require that such agreement, consent or approval be specific and in writing, including in a written agreement, letter, e-mail or approved minutes; and (s) the word “will” will be construed to have the same meaning and effect as the word “shall”.

Section 14.12. Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement (including working collaboratively to correct and clerical, typographical, or other similar errors in this Agreement).

Section 14.13. Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party under the rule of construction, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 14.14. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

Section 14.15. Export Control. This Agreement is made subject to any restrictions required by applicable Laws concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technology licensed to it or other technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, except in compliance with U.S. export Laws and regulations.

Section 14.16. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are intended to be, and shall otherwise be deemed to be, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction. The Parties agree that the licensee of such intellectual property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed hereunder, and embodiments of such intellectual property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within [***] of such request; provided, that the debtor Party is excused from its obligation to deliver such intellectual property to the extent the debtor Party continues to perform all of its obligations under this Agreement and this Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

Section 14.17. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fire, flood, earthquake, hurricane, embargo, shortage, pandemic, epidemic, war, act of war (whether war be declared or not), terrorist act, insurrection, riot, civil commotion, strike, lockout or other labor disturbance (whether involving the workforce of the non-performing Party or of any other Person) or act, omission or delay in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than necessary to resolve such force majeure event and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

MIRATI THERAPEUTICS, Inc.

/s/ Dr. Charles M. Baum

Name: Dr. Charles M. Baum

Title: President and Chief Executive Officer

ORIC PHARMACEUTICALS, INC.

/s/ Jacob M. Chacko, M.D.

Name: Jacob M. Chacko, M.D.

Title: President and Chief Executive Officer

[Signature Page to License Agreement]

Exhibit A

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Exhibit A

Exhibit B

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Exhibit B

Exhibit C

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